CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First PacTrust Bancorp, Inc of our report dated February 25, 2011  relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First PacTrust Bancorp, Inc for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the registration statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Costa Mesa, California
March 1, 2011